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                                                                      Exhibit 24

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
City National Corporation:

We consent to incorporation by reference in the City National Corporation 1995 Omnibus Plan registration statement (to be numbered) on Form S-8 of City National Corporation of our report dated January 17, 1996, relating to the consolidated balance sheet of City National Corporation and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of City National Corporation.

                                        /s/ KPMG Peat Marwick LLP

Los Angeles, California
March 20, 1996